Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 3, 2010 (the “Effective Date”) by and between TechTarget, Inc., a  Delaware corporation with a principal place of business at 275 Grove Street, Newton, MA 02466 (the “Employer”), and Jeffrey Wakely (the “Executive”).  In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows.

1.        Employment.  The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer upon the terms and subject to the conditions set forth in this Agreement.

2.        Capacity.  The Executive shall initially serve the Employer as Chief Financial Officer. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Chief Executive Officer.  In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time, consistent with the Executive’s education and experience, by or under the authority of the Chief Executive Officer. The Executive shall report directly to the Chief Executive Officer.

3.        Term.  Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be one (1) year from the Original Effective Date and shall be renewed automatically for periods of one (1) year commencing at the first anniversary of the Original Effective Date and on each subsequent anniversary thereafter unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party’s election not to extend the Term. In the event that the Employer elects to not extend this Agreement on such an anniversary date, the Executive shall be entitled to the benefits described in Section 7(b) below.

4.        Compensation and Benefits.  The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary.  For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”).  The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b)            Bonus.  Beginning with the fiscal year ending December 31, 2010, the Executive shall be entitled to participate in an annual incentive program established by the Board of Directors or the Compensation Committee for the executive management team with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee. For fiscal year 2010, the Executive’s annual target bonus amount shall equal $50,000 (annualized). For all subsequent years, the amount of the Executive’s annual target bonus amount shall be established by the Board of Directors or the Compensation Committee. The specific terms of the bonus plan, including bonus targets, methods of payment and performance goals will be documented by the Board of Directors or the Compensation Committee.

(c)           Regular Benefits.  The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for its senior executives.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in, or contemplated by, any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(d)           Equity Grants.  The Executive shall be provided equity awards as determined by the Board of Directors or the Compensation Committee, with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee.  In connection with any grants of stock options, restricted stock units, or other equity instruments granted by the Employer to the Executive, the Employer and the Executive hereby acknowledge and agree that in the event of a Change of Control (1) with respect to any stock grants or stock option grants under the Employer’s 2007 Stock Option Plan (each an “Option Agreement”) and (2) with respect to any restricted stock units, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ), all unvested shares shall thereupon become fully-vested and all such stock options may thereafter be immediately exercised and such restricted stock units shall be delivered in accordance with any Restricted Stock Unit Agreement between the Executive and the Employer.

(e)           Reimbursement of Business Expenses.  The Employer shall reimburse the Executive for all reasonable expenses incurred by him in performing services during the Term, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time.

(f)           Taxation of Payments and Benefits.  The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g)           Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.  During the Term, the Employer is obligated to document any changes in compensation terms applicable to the Agreement.

5.        Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, devote the Executive’s best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement.  Notwithstanding anything contained herein to the contrary, this Agreement shall not be construed as preventing the Executive from:

(a)           investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 8(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(b)           serving on the Board of another company; provided, that, such service does not impair or compromise the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or

(c)           engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.        Termination.  Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)           Termination by the Employer for Cause.  The Executive’s employment under this Agreement may be terminated for Cause (as defined below) on the part of the Employer effective upon a vote of the Board of Directors, prior to which the Employer shall have given the Executive ten (10) days prior written notice and the opportunity to be heard on such matter at a meeting of the Board.  Only the following shall constitute “Cause” for such termination:

(i)       any act, whether or not involving the Employer or any affiliate of the Employer, of fraud or gross misconduct;

(ii)       the commission by the Executive of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or

(iii)       gross negligence or willful misconduct of the Executive with respect to the Employer or any affiliate of the Employer.

(b)           Termination by the Employer Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon no less than sixty (60) days prior written notice to the Executive.

(c)           Termination by the Executive for Good Reason.  Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason by written notice to the Board of Directors at least sixty (60) days prior to such termination.  Only the following shall constitute “Good Reason” for such termination:

(i)       a material reduction of the Executive’s annual base salary and/or annual target bonus other than a such reduction that is similar to a reduction made to such salary and/or target bonus of all other senior executives of the Employer;

(ii)       a change in the Executive’s responsibilities and/or duties which constitutes a demotion or is inconsistent with the terms of Section 2 hereof;

(iii)       a failure of the Company to pay any amounts due hereunder;

(iv)       the failure of any successor in interest to the business of the Employer to assume the Employer’s obligations under this Agreement; or

(v)       the relocation of the offices at which the Executive is principally employed to a location more than 50 miles from such offices, which relocation is not approved by the Executive.

(d)           Death.  The Executive’s employment with the Employer shall terminate upon his death.

(e)           Disability.  If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement, with or without reasonable accommodation, the Chief Executive Officer may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability.  Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the period set forth in Section 7(b)(i) below.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer (to whom the Executive or the Executive’s guardian has no reasonable objection) as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive.  Nothing in this Section 6(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(f)           Termination by the Executive without Good Reason. The Executive may terminate this Agreement at any time on no less than sixty (60) days prior written notice. If the Executive terminates this Agreement without Good Reason, the Executive is not entitled to any additional compensation or benefits other than his Accrued Benefit (as defined in Section 7(a) below).

7.        Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s employment with the Employer is terminated for any reason during the Term, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Employer (the “Accrued Benefit”).

(b)           Termination by the Employer Without Cause or upon Executive Disability or Death, or by the Executive for Good Reason.  In the event of termination of the Executive’s employment with the Employer pursuant to Section 6(b), (c), (d) or (e) above, or the failure of the Company to extend this Agreement following the expiration of the then-current Term, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i)       payments that provide for the continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a) for a period of 9 months;

(ii)       continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), payment of premiums of which shall  continue to be made by the Employer at the active employee’s rate for the period set forth in clause 7(b)(i) above;

(iii)        payments (pro rated over the period described in Section 7(b)(i) above) equal in the aggregate to the greater of (x) fifty percent (50%) of the targeted bonus amount that was established by the Board of Directors or Compensation Committee for the Executive for the then-current fiscal year (the “Target Bonus Amount”) or (y) the product of (I) the Target Bonus Amount multiplied by (II) a fraction, the numerator for which equals the number of months in the then-current fiscal year that have elapsed, and the denominator of which equals 12; and

(iv)       for each year that the Executive has been employed by the Employer in any capacity, an additional ten percent (10%) of (x) all then unvested options to purchase shares of the Employer’s stock that have been granted to the Executive shall become immediately, and without further action, exercisable by the Executive and (y) all then unvested restricted stock units that have been granted to the Executive shall become immediately, and without further action, vested and shall be delivered to the Executive in accordance with the Restricted Stock Unit Agreement(s) by and between the Company and the Executive; provided, that, in the event that the foregoing calculation results in the acceleration of less than 50% of Executive’s then unvested such options and restricted stock units, the number of shares subject to such acceleration shall be deemed to be increased to equal fifty percent (50%) (utilizing restricted stock units first and then options for any balance)..

(c)           Termination by the Employer with Cause or the Executive without Good Reason.  If the Executive’s employment is terminated by the Employer with Cause under Section 6(a) or by the Executive without Good Reason under Section 6(f), the Employer shall have no further obligation to the Executive other than payment of his Accrued Benefit.

(d)           Certain Tax Matters.

(i)       The Company and the Executive agree to cooperate and negotiate with each other in good faith to minimize the impact of Sections 280G and 4999 of the Code on the Company and the Executive, respectively.

(ii)       Distributions.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Section 7

(1)           It is intended that each installment of the payments and benefits provided under Section 7 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither Employer nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(2)           If, as of the date of the Executive’s “separation from service” (as defined below) from Employer, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7; and

(3)           If, as of the date of the Executive’s “separation from service” from Employer, Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)           Each installment of the payments and benefits due under Section 7 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of Employer’s tax year in which the separation from service occurs; and

(B)           Each installment of the payments and benefits due under Section 7 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Executive from Employer shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of yours in which the separation from service occurs.

(4)           For purposes of this Agreement, the determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 7, “Employer” shall include all persons with whom the Employer would be considered a single employer under Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.

8.        Confidential Information, Noncompetition and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

(b)           Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)           Noncompetition and Nonsolicitation.  During the Term and for a period of 9 months thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean any of the following: a media company that publishes technology-related content or operates technology-related events and, in any case, derives its revenue from selling products and services similar to products and services offered by the Employer to customers and prospects similar to Employer’s own customers and prospects. The Executive acknowledges that the following specific companies are considered competitors of Employer; CNet (CBS Interactive), IDG, United Business Media, Ziff Davis, PennWell, JupiterMedia, 101 Communications, Penton Media, IT Toolbox, CRMGuru, NewsFactor, Sys-Con, Fawcete, Digital Consulting, Byte & Switch, Haymarket Media/West Coast Publishing, SANS Institute, Computer Security Institute, Reed Expo, Netline, Tippit, Ziff Davis Enterprise Media, and MIS Training Institute.  The Executive further acknowledges that the specific companies mentioned as competitors create only a limited list of potential competitors and that other companies or entities maybe deemed to be competitors based on the nature of their products and services and how they compete in the marketplace against Employer’s customers and prospects. At the Executive’s request, Employer will update the listing of specific companies mentioned above.  Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)           Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)           Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f).

(g)           Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

9.        Arbitration of Disputes.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10.        Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.        Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12.        Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with, or merge into, any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13.        Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.        Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.        Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16.        Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

17.        Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Amended and Restated Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

TechTarget, Inc.

By: /s/ Greg Strakosch

Name:  Greg Strakosch

Title:  CEO & Chairman

/s/ Jeffrey Wakely
Executive: Jeffrey Wakely